UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 1, 2011

Date of report (date of earliest event reported)

STEINER LEISURE LIMITED
(Exact name of registrant as specified in its charter)

Commonwealth of The Bahamas
(State or other jurisdiction of incorporation)

0-28972	98-0164731
(Commission File Number)	(IRS Employer Identification No.)

Suite 104A, Saffrey Square
P.O. Box N-9306
Nassau, The Bahamas	Not Applicable
(Address of principal executive offices)	(Zip Code)

(242) 356-0006
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

On November 1, 2011, SUS Acquisition Corp., Inc. ("SUS AC") and Steiner U.S. Holdings, Inc. ("SUSH"), subsidiaries of Steiner Leisure Limited (the "Company"), completed the acquisition, pursuant to an Agreement and Plan or Merger with Ideal Image Development, Inc. ("Ideal Image") and H.I.G. Ideal Image, LLC (the "Merger Agreement"), whereby SUS AC merged with Ideal Image, resulting in the continuation of the existence of Ideal Image as a wholly owned subsidiary of SUSH (the "Merger Transaction"). The purchase price for the Merger Transaction was $175 million, funded from existing cash and through borrowings under the Company's new credit facility in accordance with the credit agreement dated November 1, 2011, described below.

The terms and conditions of the Merger Transaction were previously announced in the Company's Current Report on Form 8-K dated October 19, 2011 (the "Original 8-K"). The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed with the Original 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 1, 2011, Steiner U. S. Holdings, Inc. (from this point forward, the "Borrower"), a wholly-owned subsidiary of the Company, entered into a credit facility (the "Credit Facility") with SunTrust Bank, as Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, N.A., as Syndication Agents, Regions Bank, as Documentation Agent, and the lenders who are, or may from time to time become, party thereto. The Credit Facility consists of a $60,000,000 Revolving Credit Facility with a $5,000,000 Swing Line sub-facility and a $5,000,000 Letter of Credit sub-facility, referred to collectively as the Revolving Facility, with a termination date of November 1, 2016, and a term loan facility, referred to as the Term Facility, in the aggregate principal amount equal to $165,000,000 with a maturity date of November 1, 2016.

Concurrently with the effectiveness of the Credit Facility, the existing facility under that certain Credit Agreement dated as of November 2, 2009, by and among the Borrower, SunTrust Bank, as administrative agent, and the lenders party thereto, was terminated.

On the closing of the Credit Facility, the entire amount of the Term Loan was drawn to finance a portion of the Merger Transaction.

Extensions of credit under the Credit Facility will be used (i) to finance a portion of the Merger Transaction, (ii) to pay certain fees and expenses associated with the Credit Facility and the Merger Transaction, (iii) for capital expenditures, (iv) to finance acquisitions permitted under the Credit Agreement, and (v) for working capital and general corporate purposes, including letters of credit.

Interest on borrowings under the Credit Facility accrues at either a Base Rate, an Adjusted LIBO Rate or an Index Rate, at Borrower's election, plus, in each case, an applicable margin. In the case of Adjusted LIBO Rate Loans, the applicable margin ranges from 1.75% - 2.75% per annum, based upon the Company's and its subsidiaries' financial performance.  Unpaid principal, together with accrued and unpaid interest, is due on the maturity date, November 1, 2016. Interest on all outstanding Adjusted LIBO Rate Loans is payable on the last day of each interest period applicable thereto, and, in the case of any Adjusted LIBO Rate Loans having an interest period in excess of three (3) months or ninety (90) days, respectively, on each day which occurs every three (3) months or ninety (90) days, as the case may be, after the initial date of such interest period, and on the Revolving Commitment Termination Date (November 1, 2016, or earlier, pursuant to certain events, as described in the Credit Agreement) or the Maturity Date, as the case may be. Interest on each Base Rate Loan and LIBOR Index Rate Loan is payable monthly in arrears on the last day of each calendar month and on the maturity date of such Loan, and on the Revolving Commitment Termination Date. Interest on any loan which is converted from one interest rate to another interest rate or which is repaid or prepaid is payable on the date of the conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) of such loan. Principal under the Term Facility is payable in quarterly installments beginning March 31, 2012.

All of Borrower's obligations under the Credit Facility are unconditionally guaranteed by the Company and its other material subsidiaries. The obligations under the Credit Facility are secured by substantially all of the Borrower's present and future tangible and intangible assets and all present and future assets of each guarantor, including, but not limited to (i) a first priority pledge of all of the outstanding equity interests owned by the Borrower and each guarantor and (ii) perfected first priority security interests in all of the Borrower's present and future tangible and intangible assets and the present and future tangible and intangible assets of each guarantor.

The Credit Facility contains financial covenants which require the Company and its subsidiaries to maintain the following ratios, as computed at the end of each fiscal quarter for the immediately preceding twelve month period:

Period	Leverage Ratio
Prior to March 31, 2013	2.25:100
On or after March 31, 2013 and prior to March 31, 2014	2.00:1.00
Each fiscal quarter ending on or after March 31, 2014	1.75:1.00
Period	Adjusted Leverage Ratio
Prior to March 31, 2013	4.50:1.00
On and after March 31, 2013 and prior to March 31, 2014	4.25:1.00
Each Fiscal Quarter ending on or after March 31, 2014	4.00:1.00

The Company and its subsidiaries are required to maintain on a consolidated basis as of the last day of each Fiscal Quarter of the twelve month period then ending, commencing with the Fiscal Quarter ending December 31, 2011, a fixed charge coverage ratio of not less than 1.25:1.00.

In addition, the Credit Facility prohibits the Company and its subsidiaries from making capital expenditures greater than $15.0 million in the aggregate during fiscal year 2011, $25.0 million for fiscal year 2012; $30.0 million for fiscal year 2013, and $35.0 million during each of the fiscal years thereafter.

The Credit Facility contains certain customary representations and warranties, and certain customary covenants that restrict the Company's and its subsidiaries' ability to, among other things (i) create, incur or assume any indebtedness, (ii) incur liens, (iii) make loans and investments, (iv) engage in mergers and acquisitions, (v) sell its assets, (vi) make certain restricted payments, including declaring any cash dividends or redeem or repurchase capital stock, except as otherwise permitted, (vii) issue, sell or otherwise dispose of capital stock, (viii) engage in transactions with affiliates, (ix) make changes in accounting treatment, (x) enter into agreements that restrict the Company's or its subsidiaries' ability to create, incur or permit liens on any of its now owned or future acquired assets or the ability of the subsidiaries to pay dividends on their capital stock, make or repay loans to the Company, guarantee the indebtedness of or transfer property or assets to any subsidiary, or (xi) alter the business of the Company and its subsidiaries conduct.

Events of default under the Credit Facility include, but are not limited to, (i) Borrower's failure to pay principal or interest when due, (ii) Company's or its subsidiaries' material breach of any representation or warranty, (iii) covenant defaults, (iv) bankruptcy, (v) cross default to certain other indebtedness, (vi) unsatisfied final judgments over a specified threshold, (vii) material environmental Liabilities, (viii) a change of control, and (ix) non-renewal of 50% or more of certain contracts to which the Company and the subsidiaries (taken as a whole) are party.

The foregoing description of the Credit Facility is not complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.35 and which is incorporated herein by reference. Capitalized terms not otherwise defined have the meanings set forth in the Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment not later than 71 calendar days after the date of filing of this Current Report on Form 8-K.

(b) Pro Forma Financial Information

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment not later than 71 calendar days after the date of filing of this Current Report on Form 8-K.

(d) Exhibits

Exhibit Number	Description
10.35

Amended and Restated Credit Agreement dated as of November 1, 2011 by and among Steiner U.S. Holdings, Inc. as the Borrower, the Lenders from time to time party hereto, SunTrust Bank as the Administrative Agent, Bank of America, N.A. and Wells Fargo Bank, N.A. as Syndication Agents and Regions Bank as Documentation Agent.

(Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STEINER LEISURE LIMITED

Date: November 7, 2011	/s/ Leonard I. Fluxman
Leonard I. Fluxman
President and Chief Executive Officer